Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIUMPH GROUP, INC.

Triumph Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.
That the Certificate of Incorporation of the Corporation is hereby amended by deleting Section “FOURTH”, Subsection “A.” in its entirety and by substituting in lieu of said paragraph the following:

“A. The number of shares of stock which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and 250,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).”

2.
That the Certificate of Incorporation of the Corporation is hereby amended by deleting Section “SEVENTH” in its entirety and by substituting in lieu of said paragraph the following:

“SEVENTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stock-holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer derived an improper personal benefit or (e) for li-ability of an officer in any action by or in the right of the Company. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of the directors or officers of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation at the time of such repeal or modification.”

3.
That the foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 21st day of July, 2023.

TRIUMPH GROUP, INC.

By	/s/ Jennifer H. Allen
Name:	Jennifer H. Allen
Title:	Senior Vice President, General Counsel and Chief Administration Officer